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                                                                   EXHIBIT 99.12


                                [FORM OF OPINION]
[MORGAN LEWIS LETTERHEAD]





                               _________ __, 2001

Board of Trustees
ABN AMRO Funds
4400 Computer Drive
Westborough, MA  01581

Board of Trustees
Alleghany Funds
171 North Clark Street
Chicago, IL  60601

                  Re: Agreement and Plan of Reorganization, Dated as of the ___ Day of _________, 2001 (the "Agreement"), By and Between Alleghany Funds, a Delaware business trust ("Acquiring Fund"), on behalf of its series, Alleghany/Chicago Trust Balanced Fund, Alleghany/Chicago Trust Bond Fund and Alleghany/Chicago Trust Municipal Bond Fund and the ABN AMRO Funds, a Massachusetts business trust ("Selling Fund"), on behalf of its series, ABN AMRO Balanced Fund, ABN AMRO Fixed Income Fund and ABN AMRO Tax-Exempt Fixed Income Fund.

Ladies and Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences of the reorganization of the Selling Fund which will consist of
(i) the transfer of all or substantially all of the assets of each series of the Selling Fund to the corresponding series of the Acquiring Fund (as set forth on Appendix A attached hereto), in exchange solely for Class N Shares of the corresponding series of the Acquiring Fund (the "Acquiring Fund Shares"), (ii) the assumption by each series of the Acquiring Fund of the liabilities of the corresponding series of the Selling Fund, and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the corresponding series of the Selling Fund (as set forth on Appendix A) in complete liquidation of each series of the Selling Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (the "Reorganization").

                  In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of each class of the Selling Fund in connection with the Special Meeting of Shareholders of the Selling Fund held on July 25, 2001, (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Selling Fund in letters dated _________ ___, 2001 (collectively, the "Representation Letters"), (d) all



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Board of Trustees of ABN AMRO Funds
Board of Trustees of Alleghany Funds
______ __, 2001
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other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material to the rendition of this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

                  For purposes of this opinion, we have assumed that each series of the Selling Fund and the Acquiring Fund on the Closing Date of the Reorganization satisfies, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company ("RIC").

                  Under regulations to be prescribed by the Secretary of Treasury under Section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a tax-free reorganization. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

                  Based on the foregoing and provided the Reorganization is carried out in accordance with the laws of the State of Delaware and Commonwealth of Massachusetts, the Agreement and the Representation Letters, it is our opinion that(1):

                  1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Selling Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Selling Fund pursuant to Section 1032(a) of the Code.

                  3. No gain or loss will be recognized by the Selling Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Selling Fund or upon the distribution of the Acquiring Fund Shares to the shareholders of the Selling Fund in exchange for such shareholders' shares of the Selling Fund pursuant to Sections 361(a) and (c) and 357(a) of the Code. We express no opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
Section 1276 of the Code.

                  4. No gain or loss will be recognized by the shareholders of the Selling Fund upon the exchange of their shares of the Selling Fund for the Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.


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(1)Each reference to a Selling Fund or an Acquiring Fund is made with respect to each separate series of the Selling Fund or Acquiring Fund, as appropriate.


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Board of Trustees of ABN AMRO Funds
Board of Trustees of Alleghany Funds
______ __, 2001
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                  5. The aggregate tax basis of the Acquiring Fund Shares
received by each shareholder of the Selling Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Selling Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

                  6. The holding period of the Acquiring Fund Shares received by the shareholders of Selling Fund (including fractional shares to which they may be entitled) will include the holding period of the Selling Fund Shares surrendered in exchange therefor, provided that the Selling Fund Shares were held as a capital asset on the Closing Date of the Reorganization, pursuant to
Section 1223(1) of the Code.

                  7. The tax basis of the assets of the Selling Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Selling Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

                  8. The holding period of the assets of the Selling Fund received by the Acquiring Fund will include the period during which such assets were held by the Selling Fund pursuant to Section 1223(2) of the Code.

                  9. Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of the Selling Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and
(c), 382, 383 and 384 of the Code.



                  This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

                  Our opinion is conditioned upon the performance by the Acquiring Fund and the Selling Fund of their undertakings in the Agreement and the Representation Letters.

                  This opinion is being rendered to the Acquiring Fund and the Selling Fund and may be relied upon only by the applicable series of such funds and the shareholders of such series.

                                            Very truly yours,





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                                   APPENDIX A


Selling Fund and Class                  Corresponding Acquiring Fund and Class


ABN AMRO BALANCE FUND                   ALLEGHANY/CHICAGO
                                        TRUST BALANCED FUND

-  Common Shares                        -  Class N Shares
-  Investor Shares                      -  Class N Shares


ABN AMRO FIXED                          ALLEGHANY/CHICAGO TRUST
INCOME FUND                             BOND FUND

-  Common Shares                        -  Class N Shares
-  Investor Shares                      -  Class N Shares


ABN AMRO TAX-EXEMPT FIXED               ALLEGHANY/CHICAGO
INCOME FUND                             TRUST MUNICIPAL BOND FUND

-  Common Shares                        -  Class N Shares
-  Investor Shares                      -  Class N Shares